April 23, 2026

Equitable Financial Life Insurance Company of America

8501 IBM Drive, Suite 150

Charlotte, NC 28262-4333

This opinion is furnished in connection with the Registration Statement on Form N-6. File No. 333-229238 (“Registration Statement”) of Equitable America Variable Account K (“Equitable America Variable Account K”) of Equitable Financial Life Insurance Company of America (“Equitable America”) covering an indefinite number of units of interest in Equitable America Variable Account K under VUL Optimizer (policy form No. 15-100, ICC 15-100 or state variation), a flexible premium variable life insurance policy (“Policy”). Net premiums received under the Policy may be allocated to Equitable America Variable Account K as described in the Prospectus included in the Registration Statement.

I participated in the preparation of the Policy and I am familiar with its provisions. I am also familiar with the description contained in the Prospectus.

In my opinion, the Illustrations of Policy Benefits contained in the Prospectus (the “Illustrations”) are consistent with the provisions of the Policy and Equitable America’s administrative procedures. The assumptions upon which the Illustrations are based, including the current cost of insurance and expense charges, are stated in the Prospectus and are reasonable and based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policy is sold. The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of the Policy for non-tobacco user preferred elite risk males age 35 than to prospective purchasers of Policies for males at other ages or in other underwriting classes or for females. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours

/s/ Brian Lessing
Brian Lessing FSA, MAAA Actuary and Signatory Officer Equitable Financial Life Insurance Company of America